Exhibit 99.1

National Interstate Corporation Announces 2006 Second Quarter Record Earnings and Quarterly Dividend

RICHFIELD, Ohio, August 8, 2006/PRNewswire-FirstCall via COMTEX/—National Interstate Corporation (Nasdaq: NATL) today reported net income for the second quarter ended June 30, 2006 of $9.0 million ($0.47 per share diluted), compared to $7.0 million ($.36 per share diluted) for the second quarter of 2005. The 29.4% increase in net earnings for the second quarter of 2006 compared to the second quarter of 2005 reflects a 12.9% increase in premiums earned and a 36.2% increase in net investment income for the quarter over the same period last year. Net income for the first six months of 2006 was $17.7 million ($0.92 per share diluted), an increase of 25.6% or $3.6 million compared to $14.1 million ($0.75 per share diluted) for the same period of 2005.

For the 2006 second quarter, gross premiums written of $72.7 million and net premiums written of $59.5 million grew 0.8% and 3.9% respectively. Gross premiums written for the first six months of 2006 increased 3.7% to $182.3 million, compared to $175.7 million for the same period last year and net premiums written increased 6.1% to $138.9 million compared to $130.9 for the same period of 2005. The overall premium growth resulted from increases in the Company’s Alternative Risk Transfer and Specialty Personal Lines components that were offset by decreases in its Transportation and Hawaii and Alaska businesses reflecting softening pricing in the commercial insurance markets it serves. Growth in the Alternative Risk Transfer component was also adversely impacted by timing differences in the realization of renewing premiums and improved loss and loss adjustment expenses that resulted in return premium for some of the individual group captive members.

The GAAP combined ratio improved 1.8 percentage points to 82.3% for the second quarter of 2006, compared to 84.1% for the same period in 2005. The GAAP combined ratio for the first six months of 2006 improved 0.6 percentage points to 81.8% compared to 82.4% for the same period of 2005. The improvement in underwriting results for both the quarter and first six months resulted from the combination of lower loss and loss adjustment expenses, primarily in the Alternative Risk Transfer component and stable operating expenses.

Net investment income for the 2006 second quarter was $4.3 million compared to $3.1 million for the same quarter last year and $8.2 million for the first six months of 2006 compared to $5.8 million for the same period of 2005. The quarter and year to date increase of 36.2% and 40.8% respectively reflected higher interest rates and greater average cash and invested assets in 2006 attributable to positive cash flow from operations and reinvestment of continued strong earnings.

Alan Spachman, Chairman and President of National Interstate Corporation stated, “Both our underwriting and investment results for the second quarter were strong and we are pleased with the 2006 second quarter earnings which were the highest quarterly earnings in our 17 year history. Our premium growth for the first six months was below historic levels reflecting the loss of several large traditional insurance customers at lower than expiring prices, which is a clear indication to us that the commercial auto market has softened. However, our published sales results through June 30 were adversely impacted by two unusual items. The better than anticipated underwriting performance of several of our group captive programs is reflected in our second quarter financial statements as a reversal of Gross Written Premium. Secondly, we previously reported our decision to delay recording a significant amount of Gross Written Premium associated with a new trucking captive until later in the year. Our diverse product structure continues to serve us well across all phases of the commercial insurance cycle and allows us to remain optimistic that we will achieve both our top and bottom line objectives for 2006 during the balance of the year.”

In addition, the Company announced today that at the Company’s August 3, 2006 Board of Directors meeting, the Board approved the payment of a quarterly dividend previously referenced in the Company’s press release dated May 22, 2006. The $0.04 per share cash dividend will be payable on September 15, 2006 to shareholders of record of the Company’s common stock as of the close of business on August 31, 2006.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, completed an initial public offering in February 2005. We are a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. We differentiate ourselves within our markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our products include property and casualty insurance for transportation companies, captive insurance programs for commercial risks that we refer to as our alternative risk transfer component, specialty personal lines consisting primarily of recreational vehicle coverage, and transportation and general commercial insurance in

Hawaii and Alaska. We offer our insurance products through multiple distribution channels including independent agents and brokers, affiliated agencies and agent Internet initiatives. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Company. National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE, Nasdaq: AFG). The Company is headquartered in Richfield, Ohio, which is located in northeastern Ohio between Cleveland and Akron.

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Operating Data:
Gross premiums written	$72,728	$72,136	$182,266	$175,713

Net premiums written	$59,522	$57,274	$138,929	$130,903

Premiums earned	$52,429	$46,423	$102,744	$89,600
Net investment income	4,276	3,140	8,175	5,807
Net realized gains	145	191	515	306
Other income	540	407	1,017	915

Total revenues	57,390	50,161	112,451	96,628
Losses and loss adjustment expenses	30,438	27,720	60,334	53,787
Commissions and other underwriting expense	9,934	9,478	18,699	16,730
Other operating and general expenses	3,306	2,252	6,099	4,236
Interest expense	379	322	743	723

Total expenses	44,057	39,772	85,875	75,476

Income before income taxes	13,333	10,389	26,576	21,152
Provision for income taxes	4,330	3,434	8,847	7,042

Net income	$9,003	$6,955	$17,729	$14,110

Per Share Data:
Earnings per common share, basic	$0.47	$0.37	$0.93	$0.76
Earnings per common share, assuming dilution	$0.47	$0.36	$0.92	$0.75
Book value per common share, basic (at period end)	7.96	6.69	7.96	6.69
Weighted average number of common shares outstanding, basic	19,136	18,965	19,119	18,456
Weighted average number of common shares outstanding, diluted	19,279	19,223	19,271	18,710
Common shares outstanding at period end	19,145	18,965	19,145	18,965
Cash dividend per common share	$0.04	N/A	$0.08	N/A

GAAP Ratios:
Losses and loss adjustment expense ratio	58.1%	59.7%	58.7%	60.0%
Underwriting expense ratio	24.2%	24.4%	23.1%	22.4%

Combined ratio	82.3%	84.1%	81.8%	82.4%

Return on equity (a)	24.1%	22.7%	24.3%	28.3%
Average shareholders’ equity	$149,340	$122,554	$145,998	$99,852

	At June 30, 2006	At December 31, 2005
Balance Sheet Data (GAAP):
Cash and investments	$365,999	$320,220
Reinsurance recoverable	87,599	77,834
Total assets	629,892	523,003
Unpaid losses and loss adjustment expenses	249,529	223,207
Long-term debt	15,672	16,297
Total shareholders’ equity	$152,462	$139,533

Statutory Data: (b)
Policyholder Surplus (Statutory) (c)	$133,026	$122,825

(a)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period.

(b)	While financial data is reported in accordance with accounting principles generally accepted in the United States, or GAAP, for shareholder and other investment purposes, it is reported on a statutory basis for insurance regulatory purposes. Certain statutory expenses differ from amounts reported under GAAP. Specifically, under GAAP, premium taxes and other variable costs incurred in connection with writing new and renewal business are capitalized and amortized on a pro rata basis over the period in which the related premiums are earned. On a statutory basis, these items are expensed as incurred. In addition, certain other expenses, such as those related to the expensing or amortization of computer software, are accounted for differently for statutory purposes than the treatment accorded under GAAP.
(c)	The statutory policyholder surplus of National Interstate Insurance Company, which includes the statutory policyholder surplus of its subsidiaries, National Interstate Insurance Company of Hawaii, Inc. and Triumphe Casualty Company.